Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

NONVOTING CONVERTIBLE PREFERRED STOCK

OF

VENUS CONCEPT INC.

Venus Concept Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on December 6th, 2021:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board” ) in accordance with the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value $0.0001 per share, of the Corporation designated as Nonvoting Convertible Preferred Stock (the “Nonvoting Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I

DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the Securities and Exchange Commission (the “Commission”) is closed.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Nonvoting Preferred, and its successors and assigns.

“Conversion Date” means, with respect to any given share of Nonvoting Preferred, the date on which such share of Nonvoting Preferred has been converted pursuant to Article II, Section 4(a).

“Converted Stock Equivalent Amount” means, for each share of Nonvoting Preferred, one share of Common Stock; provided that if, after issuance of any shares of Nonvoting Preferred, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Nonvoting Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

“DTC” shall have the meaning set forth in Article II, Section 4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name shares of the Nonvoting Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Nonvoting Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Optional Conversion” means a conversion of Nonvoting Preferred pursuant to Article II, Section 4.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Common Stock or the Nonvoting Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Successive Conversion Period” means the period beginning upon receipt by the Holders of a notice of an Organic Change and ending on the first year anniversary of the consummation of the Organic Change.

“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Nonvoting Preferred and its successors and assigns.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

ARTICLE II

NONVOTING PREFERRED

1.     Designation and Number of Shares.  There shall be a series of preferred stock designated “Nonvoting Convertible Preferred Stock.” The number of authorized shares of Nonvoting Preferred shall be 5,000,000. The Nonvoting Convertible Preferred Stock will initially be issued in book entry form.

2.     Dividends.

(a)          General.  Each Holder shall be entitled to receive, with respect to the shares of Nonvoting Preferred held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Nonvoting Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Section 2(a).  Notwithstanding anything set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Nonvoting Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Nonvoting Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant.  The Nonvoting Preferred shall have no fixed dividend rate.  Each declared dividend or distribution shall be payable to the holders of record of Nonvoting Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock.  The Corporation shall not declare or pay a dividend or distribution to the holders of the Nonvoting Preferred other than as expressly provided in this Article II, Section 2(a).

(b)          Priority of Dividends.  The Nonvoting Preferred shall rank junior with regard to dividends to the Senior Stock.  The Nonvoting Preferred shall have the same priority, with regard to dividends, as the Common Stock.

3.     Liquidation Rights.

(a)        Liquidation.  In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed pro rata among (i) the holders of Common Stock, (ii) the Holders (with each such Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation), and (iii) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b)         Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Article II, Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

 4.     Conversion.

(a)        Optional Conversion. At any time, Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Nonvoting Preferred pursuant to an Optional Conversion, subject to compliance with the conversion procedures set forth in Article II, Section 4(b) below, all Nonvoting Preferred subject to such Optional Conversion shall automatically be converted into a number of shares of Common Stock equal to the product of the number of shares of Nonvoting Preferred being converted and the Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7.  Upon the conversion of Nonvoting Preferred pursuant to an Optional Conversion, the shares of Nonvoting Preferred converted pursuant to the Optional Conversion shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to the Nonvoting Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Nonvoting Preferred.

(b)        Contingent Conversion Notice.  A Holder delivering an Optional Conversion Notice hereunder in connection with an Organic Change may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of such Organic Change, in which case such Optional Conversion shall not occur until such time as is immediately prior to (and subject to) the consum mation of such Organic Change, and if such Organic Change is not consummated, such Optional Conversion Notice shall be deemed to be withdrawn.

(c)         Transfer Procedures.  Upon the physical surrender of the certificate representing a share of Nonvoting Preferred converted pursuant to Article II, Section 4(a) to the Corporation, the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder making the Transfer may request, subject to applicable securities laws, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Nonvoting Preferred being Converted pursuant to Article II, Section 4(a) and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full shares of Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system).  Promptly following the date on which conversion of the shares of Nonvoting Preferred are being Converted pursuant to Article II, Section 4(a)  (the “Conversion Date”), but not later than the earlier of (i) two trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holders of Nonvoting Preferred the number of Conversion Shares to be issued upon the conversion of the Nonvoting Preferred. When delivering the Conversion Shares as provided herein, the Corporation shall use commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 4(c) through the Corporation’s transfer agent, unless otherwise agreed to with the  Holders. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Corporation’s primary trading market with respect to the Common Stock as in effect on the Conversion Date.

(d)        In the event that less than all of the shares of Nonvoting Preferred represented by a certificate are Converted pursuant to Article II, Section 4(a), the Corporation shall promptly issue a new certificate registered in the name of the Transferor Holder representing such remaining shares of Nonvoting Preferred not subject to such Transfer.

(e)         Restrictions on Conversions.  Notwithstanding anything to the contrary in this Certificate of Designations, no shares of Common Stock will be issued or delivered upon conversion of any Nonvoting Preferred of any Holder, and no Nonvoting Preferred of any Holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery or conversion would result in such Holder, either alone or as a part of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) “beneficially owning” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) in excess of nine and ninety-nine hundredths percent (9.99%) of the then-outstanding shares of Common Stock (the “Ownership Limitation”); provided that the Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act; provided, further that, a Holder may include in the Optional Conversion Notice that is delivered to the Corporation in connection with an Organic Change that such Holder is electing to make successive conversions, which conversions shall occur (in each case by written notice from such Holder to the Corporation) from time to time as determined by such Holder at any time during the Successive Conversion Period (each such conversion being subject to the Ownership Limitation); provided, further that in the event of an Organic Change an acquiror of the Company may elect to provide, in lieu of a Successive Conversion Period, convertible securities which include an equivalent Ownership Limitation.  For purposes hereof, in determining the number of outstanding shares of Common Stock for purposes of clause (1) above, the Holders may rely on (I) the number of outstanding shares of Common Stock as stated in the Corporation’s most recent quarterly or annual report filed with the Commission, or any current report filed by the Corporation with the Commission subsequent thereto, (II) a more recent public announcement by the Corporation, or (III) a written confirmation by the Corporation or the Transfer Agent, within two (2) Trading Days following a written request from a Holder, of the number of shares of Common Stock then outstanding; and provided further that it shall be the obligation of the Holder to determine whether any conversion of Nonvoting Preferred exceeds the Ownership Limitation.  With prior written consent of the applicable Holder, the provisions of this Section 4(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct all or any portion hereof which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(f)         Requirements for Holders to Exercise Optional Conversion Rights. To convert any share of Nonvoting Preferred pursuant to an Optional Conversion, the Holder of such share must (w) complete, sign and deliver to the Corporation an Optional Conversion Notice; (x) deliver any Physical Certificate(s), if any, representing such Nonvoting Preferred to the Corporation (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Corporation may require; and (z) if applicable, pay any documentary or other taxes.

(g)        No Responsibility of the Corporation.  In connection with any Transfer or conversion of any shares of Nonvoting Preferred pursuant to or as permitted by Article II, Section 4(a):

(i)          The Corporation shall be under no obligation to make any investigation of facts.

(ii)          Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(h)        Legend.  Every certificate representing shares of Nonvoting Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Nonvoting Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, sale, assignment or other transfer set forth in Article II, Section 4 of the Certificate of Designations of Nonvoting Convertible Preferred Stock.”

(i)         No Effect on Other Obligations.  Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Certificate of Designations or applicable law.

(j)          Conversion Date.  Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Nonvoting Preferred, and such shares of Nonvoting Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Holders shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(k)        Record Holder as of Conversion Date.  The Person or Persons entitled to receive the Common Stock issuable upon conversion of Nonvoting Preferred or other property  issuable upon conversion of the Nonvoting Preferred on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately upon an Optional Conversion.

5.     Voting Rights.

(a)          General.  The holders of the Nonvoting Preferred shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b)          Approval Rights.  In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Nonvoting Preferred are convertible (assuming for this purpose that each share of Nonvoting Preferred is convertible into the Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) increase the authorized number of shares of Nonvoting Preferred; (B) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Nonvoting Preferred designated hereunder; (C) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Holders; or (E) amend or waive any provision of this Certificate of Designations applicable to the Holders or the Nonvoting Preferred.

(c)          Action by Written Consent.  Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Holders voting as a single class, may be taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Nonvoting Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6.     Subdivision; Stock Splits; Combinations.  The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Nonvoting Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Nonvoting Preferred into a smaller number of shares.

7.     Reorganization, Reclassification, Consolidation, Merger or Sale.  In the event an Organic Change occurs, each share of Nonvoting Preferred shall be treated the same as each share of Common Stock, taking into account any adjustment of the Converted Stock Equivalent Amount.  In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, Holders shall have the same election privileges as the holders of Common Stock.  In all cases, if any of the securities otherwise receivable pursuant to an Organic Change are “voting securities” for bank regulatory purposes, each Holder shall have the right to elect to receive non-“voting securities” in lieu thereof.

ARTICLE III

MISCELLANEOUS

1.     Unissued or Reacquired Shares.  Shares of Nonvoting Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Nonvoting Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

2.     No Sinking Fund.  Shares of Nonvoting Preferred are not subject to the operation of a sinking fund.

3.     Reservation of Common Stock.

(a)          Sufficient Shares.  The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Nonvoting Preferred as provided in this Certificate of Designations to holders of such Nonvoting Preferred, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Nonvoting Preferred then outstanding.

(b)          Use of Acquired Shares.  Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Nonvoting Preferred, as herein provided, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)          Free and Clear Delivery.  All shares of Common Stock delivered upon conversion of the Nonvoting Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)          Compliance with Law.  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Nonvoting Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)          Listing.  The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Nonvoting Preferred; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Nonvoting Preferred into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Nonvoting Preferred in accordance with the requirements of such exchange at such time.

4.     Transfer Agent, Conversion Agent and Paying Agent.  The duly appointed Transfer Agent, Conversion Agent and paying agent for the Nonvoting Preferred shall be the Corporation.  The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal.  Upon any such appointment, the Corporation shall send notice thereof to the Holders.

5.     Mutilated, Destroyed, Stolen and Lost Certificates.  If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

6.     No Closing of Books; Cooperation.  The Corporation shall not close its books against the transfer of Nonvoting Preferred or of Common Stock issued or issuable upon conversion of Nonvoting Preferred in any manner which interferes with the timely conversion of Nonvoting Preferred.  The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Nonvoting Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

7.     Cash In Lieu of Fractional Interests.  If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Nonvoting Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

8.     Taxes.

(a)          Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Nonvoting Preferred or shares of Common Stock or other securities issued on account of Nonvoting Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Nonvoting Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Nonvoting Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b)          Withholding.  All payments and distributions (or deemed distributions) on the shares of Nonvoting Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

1.     Notices.  All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 235 Yorkland Blvd., Suite 900, Toronto, Ontario, Canada, M2J 4Y8 (Attention: General Counsel and Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

Remainder of page intentionally blank.

Signature page follows.

IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 14th day of December, 2021.

VENUS CONCEPT INC.

By:	/s/ Domenic Serafino
Name: Domenic Serafino
Title: CEO

Exhibit A

OPTIONAL CONVERSION NOTICE

Venus Concept, Inc.
Nonvoting Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Nonvoting Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Nonvoting Convertible Preferred Stock
☐	§	shares of Nonvoting Convertible Preferred Stock

identified by CUSIP No. and Certificate No. (if applicable).

Date:
(Legal Name of Holder)

By:
Name:
Title:
[Signature Guaranteed:
Participant in a Recognized Signature
Guarantee Medallion Program
By:
Authorized Signatory][1]

§ Must be a whole number.

1 If required by transfer agent.